Exhibit 3.3

AMENDMENT NO. 1
TO THE
AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
DAIMLER TRUST LEASING LLC

This Amendment No. 1 to the Amended and Restated Limited Liability Company Agreement of Daimler Trust Leasing LLC, a Delaware limited liability company (the “Company”), dated as of May 10, 2023, and made effective as of February 1, 2022 (this “Amendment”), is made and entered into by Mercedes-Benz Financial Services USA LLC (formerly known as “DCFS USA LLC”), as the sole equity member of the Company (the “Member”).

W I T N E S S E T H

WHEREAS, the Company is a Delaware limited liability company that was formed under the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq., (the “Act”), under the name of “Daimler Trust Leasing LLC” (the “Initial Name”), pursuant to a Certificate of Formation of the Company, as filed in the office of the Secretary of State of the State of Delaware (the “Secretary of State”) on January 15, 2009 (the “Original Certificate”), and is currently governed by the Amended and Restated Limited Liability Company Agreement of the Company, dated as of March 25, 2009 (the “Agreement”);

WHEREAS, the Member has determined to change the name of the Company from the Initial Name to “Mercedes-Benz Trust Leasing LLC” (the “New Name”), and desires to amend the Agreement to effect such change; and

WHEREAS, to reflect the change in the name of the Company from the Initial Name to the New Name, the Member, as an authorized person of the Company within the meaning of the Act, has executed, delivered and filed a Certificate of Amendment of the Original Certificate with the office of the Secretary of State (the “Name Change Certificate of Amendment”).

NOW, THEREFORE, the undersigned, in consideration of the promises, covenants and agreements contained herein, does hereby agree as follows:

1.          Amendments. The Agreement is hereby amended to change the name of the Company to “Mercedes-Benz Trust Leasing LLC” and all references in the Agreement to “Daimler Trust Leasing LLC” are hereby deleted and replaced with “Mercedes-Benz Trust Leasing LLC”.

2.          Binding Effect. This Amendment shall be binding upon, and shall enure to the benefit of, the party hereto and all other parties to the Agreement and their respective successors and assigns.

3.          Agreement in Effect. Except as hereby amended, the Agreement shall remain in full force and effect.

4.          Governing Law. This Amendment shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, all rights and remedies being governed by such laws without regard to principles of conflicts of laws.

5.          Severability. Each provision of this Amendment shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Amendment that are valid, enforceable and legal.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has caused this Amendment to be duly executed as of the day and year first above written.

MEMBER:

MERCEDES-BENZ FINANCIAL SERVICES USA LLC

By:	/s/ Brian T. Stevens
Name:	Brian T. Stevens
Title:	Vice President and Controller

By:	/s/ Steven C. Poling
Name:	Steven C. Poling
Title:	Assistant Secretary